Exhibit 19.1
COTTONWOOD COMMUNITIES, INC.

INSIDER TRADING POLICY

Cottonwood Communities, Inc. (the “Company”) conducts ongoing public offerings of its shares (the “Offerings”) and repurchases of its shares (the “Repurchases”), each with pricing based on the Company’s monthly net asset value (“NAV”). The NAV is calculated on a monthly basis pursuant to the Company’s valuation procedures, adopted by the Company’s board of directors and implemented by the Company’s external advisor, CC Advisors III, LLC, or the “Advisor.” Because there is no public trading market for the shares of the Company’s common stock now nor is one expected in the future, purchases and sales of the Company stock by insiders generally will be made pursuant to the Offerings and the Repurchases. Because transactions will generally be made between an insider and the Company rather than an insider and a member of the general public, traditional insider trading issues should generally not be implicated. However, other legal principles apply to purchases and sales by insiders, as described further herein. The Company has adopted this Insider Trading Policy (this “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. You are responsible for reviewing this Policy and ensuring that your actions do not violate it. Contact the Chief Legal Officer of the Company if at any time you have questions about the Policy or its application to a particular situation, or plan to trade in the Company’s securities but are unsure about whether you are able to do so.
Scope of Coverage

The restrictions set forth in this Policy apply to all officers, directors, employees and agents of the Company and the Advisor (“insiders”), wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person over whom the insider exercises substantial control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an insider has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. It also applies to transactions for any other account over which the insider has investment discretion.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees. These policies are set forth in the Company’s Addendum to Insider Trading Policy (the “Addendum”) that applies to directors, officers, and certain designated employees of the Company who have access to material non-public information about the Company on a periodic basis. The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods, and requires pre-clearance for all transactions in Company securities.

Fiduciary and Agency Duties

The Company is a Maryland corporation. Under Maryland law, based on fiduciary and agency principles, if a director, officer or other insider acquires information that is material to the Company, this information must promptly be disclosed, in the case of a director, to the other directors or, in the case of an officer or other insider, to a more senior officer or the board of directors. This is true regardless of whether such insider wishes to buy shares in the Offerings or sell shares pursuant to the Repurchases. It is a requirement of law and of this Policy that insiders comply with these disclosure responsibilities at all times.
With respect to insider purchases and sales of Company securities, information is material if a reasonable person would believe it would be relevant to the decision making of the board or management with respect to the Offerings, the Repurchases or the NAV calculation. Information is also material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if the information would be viewed by the reasonable investor as significantly altering the “total mix” of information available. Materiality with respect to contingent or speculative events will depend on a balancing of both the indicated probability that the event will occur and the anticipated magnitude of the event in light of the totality of Company activity. Information that is not statistically significant may still be material if there is a substantial likelihood that reasonable investors would view the information as significantly altering the total mix of information available.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:
•a significant development with respect to a tenant, lease or property that has not been disclosed to the independent valuation firm responsible for valuing the Company’s properties on a monthly basis;
•the inability of a borrower to repay a mortgage loan investment;
•earnings announcements or estimates, or changes to previously released announcements or estimates;
•other unpublished financial results;
•write downs and additions to reserves for bad debts;
•expansion or curtailment of operations;
•new products, inventions or discoveries;
•major litigation or government actions;
•potential mergers, acquisitions, tender offers, joint ventures or changes in assets;
•events regarding a company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of security holders or public or private sales of additional securities);
•changes in control of a company or extraordinary management developments;
•extraordinary borrowing;
•liquidity problems; and

•changes in auditors or auditor notification that a company may no longer rely on an audit report.

It is not possible to define “material” in every context, but in terms of a potential impact on NAV it would be reasonable to utilize a materiality threshold of 5% of NAV or more.
Transactions Pursuant to the Offerings or the Repurchases

If an insider has not shared material information with officers or directors in accordance with the requirement described above or has recently shared material information with officers or directors in accordance with the requirement described above, the individual may not buy shares in the Offerings or sell shares pursuant to the Repurchases until the information has been shared and the appropriate members of the Company’s board and/or management have had time to consider the new information and whether the trade should be delayed until the NAV calculation reflects such new information. After this time, the insider will be free to buy shares in the Offerings or sell shares pursuant to the Repurchases, if they remain open. You should consult with the Company’s Chief Legal Officer if you are in doubt as to whether the Company’s board and/or management have had time to consider the new information and whether the trade should be delayed until the NAV calculation reflects such new information. In addition, you must treat the information as strictly confidential to the Company and its appropriate representatives, unless the appropriate members of Company management have decided to publicly disclose the information.
In some cases, in order to avoid even the appearance of impropriety, members of the Company’s board and/or management may wish to “blackout” trading on a case by case basis and will communicate this blackout to those impacted.
Material Non-Public Information

In certain circumstances, you may become aware of material non-public information of which senior officers and/or directors are also aware. Provided that the appropriate members of the Company’s board and/or management have had time to consider the new information and whether it should impact the Offerings, the Repurchases or the NAV calculation, you should normally be free to buy shares in the Offerings or sell shares pursuant to the Repurchases, if it remains open. However, you must always treat any material non-public information as strictly confidential to the Company and its appropriate representatives, unless the appropriate members of Company management have decided to publicly disclose the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by the applicable company in at least one of the following ways:
•public filings with securities regulatory authorities;
•issuance of press releases; or
•meetings with members of the press and the public.

Safeguarding Confidential Information

If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. Please refer to and comply with the guidelines, practices and procedures regarding Confidential Information described in the Company’s Code of Business Conduct and Ethics, as amended and supplemented from time to time.
Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only individuals specifically authorized to do by the Company so may answer questions about or disclose information concerning the Company.
The Company’s executive management should speak for the Company. If someone outside of the Company asks you questions or requests information regarding the Company, its business or financial results, do not attempt to answer. All requests for information – from reporters, securities analysts, stockholders or the general public – should be referred to a member of executive management who will handle the request or delegate it to an appropriate person. The Company may from time to time establish specific policies and procedures concerning information requests and speaking to people outside of the Company.

Insider Transactions Outside of the Offerings or the Repurchases

If an insider wishes to buy or sell a Company security (including equity securities, convertible securities, options, bonds, and derivatives thereon such as operating partnership units) outside of the Offerings or the Repurchases (i.e., on the secondary market), the insider must obtain prior approval from the Company’s Chief Legal Officer, which will be considered and granted on a case-by-case basis. It is also illegal and a violation of Company policy to trade securities of any other company about which you acquire material non-public information in the course of your duties for the Company.
In the United States and many other countries, the personal consequences to you of illegally trading securities while in possession of material non-public information can be quite severe. In addition, under the Securities Act, directors and certain officers who are affiliates1 of the Compa
1     Rule 144 under the Securities Act of 1933 defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

ny who wish to sell Company securities other than through the Repurchases generally must comply with the requirements of Rule 144 or be forced to register the securities under the Securities Act. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities.
“Tipping” Material Non-public Information Is Prohibited

In addition, it is illegal and a violation of this Policy, as well as the Company’s Code of Business Conduct and Ethics, as amended and supplemented from time to time, to convey material non-public information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.
Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to the Company’s Chief Legal Officer. In addition, if you:
•receive information and are unsure whether it could be considered material to the Company;

•receive material non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities; or

•receive confidential information and are unsure if it is within the definition of material non-public information or whether its release might be contrary to a fiduciary or other duty or obligation,

then you should contact the Company’s Chief Legal Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violating the Securities Laws and Company Policy

The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual insiders may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.

Reporting of Beneficial Ownership

If a person beneficially owns more than 5% of any class of Company equity securities (including through derivatives, such as options), then, regardless of whether he or she is a Company director or officer, such person and/or the Company may be required to make certain public filings about their holdings. For these purposes, to “beneficially own” means to have, directly or indirectly, a pecuniary interest in the securities, or to have, directly or indirectly, sole or shared voting or disposition power over the securities. You should assume that you beneficially own any securities beneficially owned by your family members, and contact the Company’s Chief Legal Officer if you believe you have, or will, become the beneficial owner of more than 5% of any class of Company equity securities.

Questions

Because of the technical nature of some aspects of the federal securities laws, all Company directors and officers should review this material carefully and contact the Company’s Chief Legal Officer prior to engaging in any transaction in the Company’s securities which might be in conflict with the securities laws and this Company Policy.

COTTONWOOD COMMUNITIES, INC.

ADDENDUM TO
INSIDER TRADING POLICY

INTRODUCTION

This Addendum to Insider Trading Policy (this “Addendum”) explains requirements and procedures which apply to all directors, certain officers and other designated individuals who have access to material non-public information about Cottonwood Communities, Inc. (the “Company”) or other entities, and is in addition to and supplements the Company’s Insider Trading Policy (the “Policy”). The positions of the covered persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other individuals or positions that are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that the Policy applies to all Company securities which you hold or may acquire in the future.

PRE-CLEARANCE PROCEDURES
Those subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person over whom the individual exercises substantial control over his, her or its securities trading decisions (collectively, “Family Members”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the Company’s charter, federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. In addition, each individual subject to the Policy and this Addendum has an obligation to restrict their activity appropriately when in possession of material non-public information, cannot rely solely on the advice of the Company and its Chief Legal Officer, and will bear responsibility for their activity when in possession of material non-public information. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

TRADING RESTRICTIONS AND CERTIFICATIONS

    In addition to being subject to the limitations set forth in the Policy, those individuals subject to this Addendum (and their Family Members) are subject to the following additional restrictions regarding trades in the Company’s securities. The trading restrictions below apply to the time at which the trade is placed rather than when it is executed.

No Trades Other than with the Company. You are not permitted to trade in Company securities with any individual or entity other than the Company. All purchases and sales must be made with the Company.

Trading Certifications. Before trading in the Company’s securities, you will be required to complete a certification form (obtained from and submitted to the Company’s Chief Legal Officer) in which you must certify that, in your reasonable belief, you are not in possession of any material non-public information relevant to the value of the Company securities that will not be reflected in the transaction price of the trade. If you wish to cancel a trade order prior to its execution, you must complete a certification form (obtained from and submitted to the Company’s Chief Legal Officer) in which you must certify that you are not cancelling the trade order as a result of coming into possession of information that, in your reasonable belief, is material non-public information relevant to the value of the Company securities that will not be reflected in the transaction price of the trade.

Event-Specific Blackouts. The Company may on occasion issue interim material information by means of a press release, Securities and Exchange Commission (the “SEC”) filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Trading may be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Company’s Chief Legal Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

EXECUTIVE OFFICER SHARE REPURCHASES

The Company has adopted a share repurchase program (the “SRP”) whereby on a monthly basis stockholders may request that the Company repurchase all or any portion of their shares subject to certain terms and conditions, including established limitations on the amount of funds that may be used for repurchases during any calendar month and quarter. In order that the Company may retain maximum funds available to fund share repurchases for non-affiliates, the Company has determined that repurchase requests from executive officers will not be subject to the SRP. Notwithstanding the foregoing, the Company will consider repurchase requests from executive officers on a periodic basis no less frequently than annually. To the extent the Company chooses to repurchase shares from executive officers in any particular month, repurchases will be made at the opening of the last calendar day of that month (the “Repurchase Date”) and will be effected at a repurchase price equal to the Transaction Price (as defined in the SRP) on the applicable Repurchase Date (which will generally be equal to the Company’s most recently disclosed monthly NAV per share), subject to the same Early Repurchase Deduction (as defined in the SRP) applicable under the SRP. To have shares considered for repurchase, an executive officer must submit a repurchase request no later than the second to last business day of the applicable month for which shares are requested to be repurchased, together with a trading certification. In addition, repurchases of shares held by executive officers will be reviewed and approved by the Conflicts Committee of the Board of Directors. In the event the Conflict Committees determines not to repurchase all shares submitted for repurchase by executive officers, shares submitted for repurchase will be repurchased on a pro rata basis. Unsatisfied repurchase requests must be resubmitted, together with a new trading certification. The Company will not repurchase shares from its executive officers while the SRP is suspended.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), Company directors (“Directors”) and those officers1 designated by the Board of Directors of the Company as Section 16 Officers (“Section 16 Officers”) are required to file a number of forms with the SEC in connection with various events, including when they engage in certain transactions involving the Company’s equity securities. In this context, in addition to basic traditional equity interests such as common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include options, warrants, convertible securities, restricted stock, stock appreciation rights, and operating partnership units.

Although the Company’s Chief Legal Officer will provide information to Directors and Section 16 Officers concerning these requirements and the filing of needed forms, each Section 16 Officer and Director bears legal responsibility for complying with these requirements. Consult with the Company’s Chief Legal Officer, or, if you prefer, with your individual legal counsel regarding any questions you have in this area.

1     Rule 16a-1 under the Exchange Act defines those “officers” who are subject to the trading restrictions and reporting obligations of Section 16 of the Exchange Act to include an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer.

Form 3: Initial Beneficial Ownership Statement. A person who becomes a Director or Section 16 Officer of the Company must file a Form 3 within ten days of becoming a Director or Section 16 Officer, even if the Director or Section 16 Officer is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the Director’s or Section 16 Officer’s ownership of any Company equity securities the Director or Section 16 Officer beneficially owns immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a Director or Section 16 Officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. on the second business day following the day that there is a change in the number of equity securities of the Company beneficially owned from that previously reported to the SEC. There are exceptions to this requirement for share purchased through the distribution reinvestment plan, gifts and a very limited class of employee benefit plan transactions.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a Director or Section 16 Officer of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, which is February 14, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and unreported transactions of less than $10,000.

Family Holdings

Directors and Section 16 Officers are presumed to beneficially own securities held by any member of the Director’s or Section 16 Officer’s immediate family sharing the Director’s or Section 16 Officer’s household. As a result, Directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the Director’s or Section 16 Officer’s household. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company’s Chief Legal Officer, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

Reporting Exemptions for Certain Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for Director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.

SHORT-SWING TRADING PROFITS AND SHORT SALES

Short-Swing Trading Profits

In order to discourage Directors and Section 16 Officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)

“Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

Short-swing Exemptions for Certain Acquisitions from and Dispositions to the Issuer

As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine what profit there is (if any). However, pursuant to Rule 16b-11, acquisitions pursuant to the Company’s distribution reinvestment plan are exempt both from reporting and matching under the short-swing rules. In addition, Rule 16b-3 has carved out a few exceptions to what constitutes a “purchase” or a “sale” for these matching purposes. With respect to the Company, the most important of these exemptions are certain acquisitions from the Company or dispositions to the Company that are approved in advance by the Board of Directors.

Prohibition Against Short Sales

Directors and Section 16 Officers are prohibited from making “short sales” of the Company’s equity securities. A short sale has occurred if the seller: (1) does not own the securities sold; or (2) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale.

ACKNOWLEDGEMENT

All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Policy and this Addendum on the form attached to this Addendum.

SCHEDULE A

The Addendum applies to the following directors, officers and designated employees of the Company or the Advisor, designated below by position held:
•Each Director of the Company
•The Chief Executive Officer of the Company
•The President of the Company
•The Chief Financial Officer of the Company
•The Chief Accounting Officer of the Company
•The Chief Legal Officer of the Company
•The Chief Operating Officer of the Company
•The Chief Investment Officer
•Each Senior Vice President and above of the Company